NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

November 18, 2021	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer	Senior Director,
		and Secretary	Corporate Development
MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2021

Financial Highlights – Fiscal 2021:
•Record annual sales of $1.67 billion, exceeded prior year by $172.7 million
•Operating cash flow of $162.8 million
•Debt reduction of $70.8 million for fiscal 2021
•GAAP EPS of $0.09; Non-GAAP adjusted EPS of $3.28

Financial Highlights – 4th Quarter:
•Sales increased to $438.8 million, a new quarterly Company record
•Operating cash flow of $56.0 million
•Debt reduction of $28.8 million

PITTSBURGH, PA, NOVEMBER 18, 2021 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter and fiscal year ended September 30, 2021.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “I am pleased to report that the Company established another record for quarterly sales in the fiscal 2021 fourth quarter. As a result, the Company surpassed its adjusted EBITDA outlook for the quarter. Each of our segments contributed to our year-over-year consolidated sales growth of approximately 10%.

“It is important to start by expressing my continued appreciation and admiration for the hard work and dedication of our employees. Our success reflects their efforts during the pandemic, including managing through current supply chain and labor market challenges.

“Sales for the SGK Brand Solutions segment were $188.0 million for the current quarter compared to $179.6 million a year ago. The increase primarily reflected higher engineering revenues (mainly energy solutions for the electric vehicle market) and increased retail-based sales reflecting continued recovery from the pandemic. Changes in currency rates also had a favorable impact on current quarter sales compared to a year ago.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2021

November 18, 2021
“Our Memorialization segment reported sales of $195.9 million for the fiscal 2021 fourth quarter compared to $177.7 million a year ago. The increase mainly resulted from higher casket unit sales, improved price realization, and an increase in sales of cremation equipment. The increase in casket unit sales primarily reflected COVID-19 trends during the quarter. In addition, sales for the current quarter reflected the impact of a small acquisition completed earlier this year.

“Sales for the Industrial Technologies segment for the fiscal 2021 fourth quarter were $54.9 million, compared to $41.9 million a year ago, representing an increase of $13.0 million, or 31.1%. The increase primarily resulted from higher warehouse automation sales and an increase in product identification sales. Backlogs for warehouse automation continue to be at historically high levels as we continue to add blue-chip clients to our portfolio of customers.”

“On the strength of our consolidated sales growth, adjusted EBITDA for the current quarter exceeded the outlook we communicated last quarter. However, as expected, significant increases in commodity costs unfavorably impacted adjusted EBITDA compared with the fourth quarter last year.

“During the fiscal 2021 fourth quarter, we generated operating cash flow of $56.0 million and reduced outstanding debt by another $28.8 million. Our net debt leverage ratio was 3.1 at September 30, 2021 compared to 3.9 last year. Since the initial quarter of the pandemic (March 2020), we have reduced our outstanding debt by over $200 million.

“In addition, we are in the process of terminating and settling our principal domestic defined benefit retirement plans. During fiscal 2021, our pension liability significantly declined from $149.8 million a year ago to $84.8 million at September 30, 2021. As we settle the principal U.S. plan obligations in the fiscal 2022 first quarter, we expect another significant decline in the liability balance by December 31, 2021.”

Fourth Quarter Fiscal 2021 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q4 FY2021	Q4 FY2020	Change	% Change
Sales	$438.8	$399.1	$39.7	9.9%
Net (loss) income attributable to Matthews	$(3.7)	$7.4	$(11.1)	(149.6)%
Diluted (loss) earnings per share	$(0.12)	$0.24	$(0.36)	(150.0)%
Non-GAAP adjusted net income	$25.2	$34.8	$(9.6)	(27.6)%
Non-GAAP adjusted EPS	$0.80	$1.11	$(0.31)	(27.9)%
Adjusted EBITDA	$52.0	$64.1	$(12.1)	(18.9)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the fiscal 2021 fourth quarter were $438.8 million, compared to $399.1 million for the fiscal 2020 fourth quarter, representing an increase of $39.7 million. All segments reported higher sales for the current quarter compared to the same quarter last year. Changes in foreign currency exchange rates had a favorable impact of $2.8 million on consolidated sales compared to a year ago.

Net income attributable to the Company for the quarter ended September 30, 2021 represented a net loss of $3.7 million, or $0.12 per share, compared to net income of $7.4 million, or $0.24 per share, for the same quarter last year. The current quarter reflected tax charges in connection with the terminations of certain of the Company’s retirement plans. In addition, the current quarter continued to reflect significant intangible amortization expense primarily attributable to the acceleration of certain intangible asset amortization within the SGK Brand Solutions segment.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2021

November 18, 2021
On a non-GAAP adjusted basis, earnings for the fiscal 2021 fourth quarter were $0.80 per share, compared to $1.11 per share a year ago. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2021 fourth quarter was $52.0 million, compared to $64.1 million a year ago. These decreases from the fiscal 2020 fourth quarter primarily reflected the unfavorable impact of significant commodity cost increases from a year ago. See reconciliation of adjusted EBITDA below.

Fiscal 2021 Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2021	YTD FY2020	Change	% Change
Sales	$1,671.0	$1,498.3	$172.7	11.5%
Net income (loss) attributable to Matthews	$2.9	$(87.2)	$90.1	103.3%
Diluted earnings (loss) per share	$0.09	$(2.79)	$2.88	103.2%
Non-GAAP adjusted net income	$104.9	$93.9	$11.0	11.7%
Non-GAAP adjusted EPS	$3.28	$3.01	$0.27	9.0%
Adjusted EBITDA	$227.8	$203.1	$24.7	12.2%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the year ended September 30, 2021 were $1.67 billion, compared to $1.50 billion a year ago, representing an increase of $172.7 million from the prior year. All segments reported higher sales for the current fiscal year compared to last year. Changes in foreign currency rates were estimated to have a favorable impact of $30.2 million on fiscal 2021 consolidated sales compared to fiscal 2020.

Net income attributable to the Company for the year ended September 30, 2021 was $2.9 million ($0.09 per share), compared to a net loss of $87.2 million ($2.79 per share) for fiscal 2020. GAAP earnings for both periods were impacted by the accelerated amortization of certain intangible assets in the SGK Brand Solutions segment, and charges related to the Company's cost-reduction initiatives. The net loss in fiscal 2020 also reflected a goodwill write down.

On a non-GAAP adjusted basis, earnings for the year ended September 30, 2021 were $3.28 per share, compared to $3.01 per share last year. Adjusted EBITDA for the year ended September 30, 2021 was $227.8 million, compared to $203.1 million a year ago. These increases were primarily driven by higher consolidated sales and benefits from the Company's cost-reduction initiatives, which were partially offset by the impacts of higher commodity costs. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

The Company purchased approximately 380,000 shares under its repurchase program during fiscal 2021.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2021

November 18, 2021
Outlook

Mr. Bartolacci further stated: “We have exciting growth opportunities in several of our businesses. Sales for our energy solutions business, which supports the electric vehicle market, grew significantly in fiscal 2021 and, based on current backlogs and significant interest from multiple well-known auto manufacturers, are expected to significantly grow again in fiscal 2022. The retail-based businesses in our SGK Brand Solutions segment continue to recover from the unfavorable sales impacts of the pandemic. In addition, order rates and backlogs in the warehouse and product identification businesses are expected to support continued sales growth for the Industrial Technologies segment. Further, although declining death rates as the pandemic subsides are expected to impact casket and cemetery memorial unit sales, higher volume trends and continued growth in cremation-related sales are expected to mitigate some of this impact. As a result, we are currently projecting overall growth in consolidated sales for fiscal 2022.

“Although we are projecting consolidated sales growth for fiscal 2022, adjusted EBITDA will be challenged by the significant increases in commodity costs during the past year. In addition, labor markets, supply chain and other inflationary challenges will also have an impact next year. We expect our projected consolidated sales growth and ongoing cost-reduction initiatives to mitigate some of this impact and, as a result, are projecting a modest decline in consolidated adjusted EBITDA for fiscal 2022.

“We will continue to emphasize cash flow management and are targeting further reduction in outstanding debt in fiscal 2022.”

Webcast

The Company will host a conference call and webcast on Friday, November 19, 2021 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted in the Investor Relations section of the Company’s website at www.matw.com.

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 26 countries on six continents that are committed to delivering the highest quality products and services.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2021

November 18, 2021
Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, such as coronavirus disease 2019 ("COVID-19") or other disruptions to our industries, customers, or supply chains, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2021

November 18, 2021
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,			Year Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Sales	$438,839	$399,140	9.9%	$1,671,030	$1,498,306	11.5%
Cost of sales	(300,774)	(262,815)	14.4%	(1,129,198)	(1,000,537)	12.9%
Gross profit	138,065	136,325	1.3%	541,832	497,769	8.9%
Gross margin	31.5%	34.2%		32.4%	33.2%

Selling and administrative expenses	(107,605)	(97,849)	10.0%	(415,565)	(400,040)	3.9%
Intangible amortization	(23,043)	(17,875)	28.9%	(84,233)	(71,514)	17.8%
Goodwill write-downs	—	—	—%	—	(90,408)	100.0%
Operating profit (loss)	7,417	20,601	(64.0)%	42,034	(64,193)	165.5%
Operating margin	1.7%	5.2%		2.5%	(4.3)%

Interest and other, net	(7,337)	(9,214)	(20.4)%	(32,801)	(42,144)	(22.2)%
Income (loss) before income taxes	80	11,387	(99.3)%	9,233	(106,337)	108.7%
Income taxes	(3,748)	(3,987)	(6.0)%	(6,375)	18,685	(134.1)%
Net (loss) income	(3,668)	7,400	(149.6)%	2,858	(87,652)	103.3%
Non-controlling interests	(8)	6	(233.3)%	52	497	(89.5)%
Net (loss) income attributable to Matthews	$(3,676)	$7,406	(149.6)%	$2,910	$(87,155)	103.3%

(Loss) earnings per share -- diluted	$(0.12)	$0.24	(150.0)%	$0.09	$(2.79)	103.2%

Earnings per share -- non-GAAP(1)	$0.80	$1.11	(27.9)%	$3.28	$3.01	9.0%

Dividends declared per share	$0.215	$0.21	2.4%	$0.86	$0.84	2.4%

Diluted shares	31,708	31,401		31,987	31,190
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
Sales:
SGK Brand Solutions	$188,016	$179,578	$726,895	$693,093
Memorialization	195,948	177,693	769,016	656,035
Industrial Technologies	54,875	41,869	175,119	149,178
	$438,839	$399,140	$1,671,030	$1,498,306

Adjusted EBITDA:
SGK Brand Solutions	$24,239	$28,836	$99,665	$90,644
Memorialization	33,573	43,265	165,653	146,285
Industrial Technologies	11,417	7,548	26,659	22,753
Corporate and Non-Operating	(17,197)	(15,593)	(64,227)	(56,602)
Total Adjusted EBITDA(1)	$52,032	$64,056	$227,750	$203,080

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2021

November 18, 2021
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	September 30, 2021	September 30, 2020
ASSETS
Cash and cash equivalents	$49,176	$41,334
Accounts receivable, net	309,818	295,185
Inventories, net	189,088	175,100
Other current assets	76,083	63,954
Total current assets	624,165	575,573
Property, plant and equipment, net	223,707	236,788
Goodwill	773,787	765,388
Other intangible assets, net	261,542	333,498
Other long-term assets	148,877	161,386
Total assets	$2,032,078	$2,072,633

LIABILITIES
Long-term debt, current maturities	$4,624	$26,824
Other current liabilities	349,601	290,044
Total current liabilities	354,225	316,868
Long-term debt	759,086	807,710
Other long-term liabilities	282,364	336,622
Total liabilities	1,395,675	1,461,200

SHAREHOLDERS' EQUITY
Total shareholders' equity	636,403	611,433
Total liabilities and shareholders' equity	$2,032,078	$2,072,633

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Year Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$2,858	$(87,652)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	133,512	119,058
Changes in working capital items	12,982	46,367
Goodwill write-downs	—	90,408
Other operating activities	13,459	12,266
Net cash provided by operating activities	162,811	180,447

Cash flows from investing activities:
Capital expenditures	(34,313)	(34,849)
Acquisitions, net of cash acquired	(15,623)	(1,000)
Other investing activities	36,943	33,131
Net cash used in investing activities	(12,993)	(2,718)

Cash flows from financing activities:
Net (payments) proceeds from long-term debt	(76,767)	(126,283)
Purchases of treasury stock	(11,858)	(4,428)
Dividends	(27,704)	(26,437)
Other financing activities	(6,523)	(15,104)
Net cash used in financing activities	(122,852)	(172,252)

Effect of exchange rate changes on cash	43	555

Net change in cash, cash equivalents and restricted cash	$27,009	$6,032

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2021

November 18, 2021
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2021

November 18, 2021
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
Net (loss) income	$(3,668)	$7,400	$2,858	$(87,652)
Income tax provision (benefit)	3,748	3,987	6,375	(18,685)
Income (loss) before income taxes	$80	$11,387	9,233	(106,337)
Net (gain) loss attributable to noncontrolling interests	(8)	6	52	497
Interest expense	6,975	7,950	28,684	34,885
Depreciation and amortization *	35,593	30,640	133,512	119,058
Acquisition related items (1)**	503	864	541	3,440
ERP integration costs (2)**	560	136	1,037	2,296
Strategic initiatives and other charges: (3)**
Workforce reductions and related costs	—	4,807	10,644	9,232
Other cost-reduction initiatives	4,978	4,767	17,317	25,718
Legal matter reserve (4)	—	—	—	10,566
Non-recurring / incremental COVID-19 costs (5)***	623	1,374	5,312	3,908
Goodwill write-downs (6)	—	—	—	90,408
Net realized gain on divestitures and asset dispositions (7)	—	—	—	(11,208)
Joint Venture depreciation, amortization and interest expense (8)	—	—	—	4,732
Stock-based compensation	2,621	1,018	15,581	8,096
Non-service pension and postretirement expense (9)	107	1,107	5,837	7,789
Total Adjusted EBITDA	$52,032	$64,056	$227,750	$203,080
Adjusted EBITDA margin	11.9%	16.0%	13.6%	13.6%

(1) Includes certain non-recurring items associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs primarily associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.

(4) Represents a reserve established for a legal matter involving a letter of credit for a customer in Saudi Arabia within the Memorialization segment.
(5) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(6) Represents goodwill write-downs within the SGK Brand Solutions segment.
(7) Represents a gain on the sale of an ownership interest in a subsidiary within the Memorialization segment.
(8) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(9) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailment gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses are excluded from Adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $99,490, $87,597, and $59,684 for the SGK Brand Solutions segment, $23,043, $20,527, and $19,731 for the Memorialization segment, $5,602, $5,771, and $6,195 for the Industrial Technologies segment, and $5,377, $5,163, and $5,183 for Corporate and Non-Operating, for the fiscal years ended September 30, 2021, 2020, and 2019, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $16,349, $14,737, and $8,903 for the SGK Brand Solutions segment and $11,267, $22,985, and $19,853 for Corporate and Non-Operating, for the fiscal years ended September 30, 2021, 2020, and 2019, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $1,923 and $2,696 for the Memorialization segment for the fiscal years ended September 30, 2021, and 2020, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $268 and $3,073 for the Industrial Technologies segment for the fiscal years ended September 30, 2020 and 2019, respectively.
*** Non-recurring/incremental COVID-19 costs were $1,563 and $1,453 for the SGK Brand Solutions segment, $3,646 and $1,819 for the Memorialization segment, $14 and $21 for the Industrial Technologies segment, and $89 and $615 for Corporate and Non-Operating, for the fiscal years ended September 30, 2021 and 2020, respectively.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2021

November 18, 2021
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,				Year Ended September 30,
	2021		2020		2021		2020
		per share		per share		per share		per share
Net (loss) income attributable to Matthews	$(3,676)	$(0.12)	$7,406	$0.24	$2,910	$0.09	$(87,155)	$(2.79)
Acquisition related items (1)	379	0.01	648	0.02	407	0.01	2,580	0.08
ERP integration costs (2)	428	0.02	101	0.01	781	0.03	1,721	0.06
Strategic initiatives and other charges (3)
Workforce reductions and related charges	—	—	3,605	0.11	10,025	0.31	6,924	0.22
Other cost-reduction initiatives	4,339	0.14	3,576	0.11	14,024	0.44	19,424	0.62
Legal matter reserve (4)	—	—	—	—	—	—	7,924	0.25
Non-recurring / incremental COVID-19 costs (5)	547	0.02	1,031	0.03	4,106	0.13	2,931	0.09
Goodwill write-downs (6)	—	—	—	—	—	—	81,861	2.63
Net realized gain on divestitures and asset dispositions (7)	—	—	—	—	—	—	(8,406)	(0.27)
Joint Venture depreciation, amortization and interest expense (8)	—	—	—	—	—	—	2,433	0.08
Non-service pension and postretirement expense (9)	156	0.01	830	0.03	4,395	0.14	5,842	0.19
Intangible amortization expense	18,147	0.57	13,407	0.43	63,428	1.98	53,636	1.72
Tax-related (10)	4,837	0.15	4,175	0.13	4,837	0.15	4,175	0.13
Adjusted net income	$25,157	$0.80	$34,779	$1.11	$104,913	$3.28	$93,890	$3.01

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 21.2% and 25%, for the three months ended September 30, 2021 and 2020, respectively, and 24.7% and 25% for the fiscal year ended September 30, 2021 and 2020, respectively.
(1) Includes certain non-recurring items associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs primarily associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.

(4) Represents a reserve established for a legal matter involving a letter of credit for a customer in Saudi Arabia within the Memorialization segment.
(5) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(6) Represents goodwill write-downs within the SGK Brand Solutions segment.
(7) Represents a gain on the sale of an ownership interest in a subsidiary within the Memorialization segment.
(8) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(9) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailment gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses are excluded from Adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(10) Fiscal 2021 balance represents tax-relate items incurred in connection with the termination of the Company's Supplemental Retirement Plan. Fiscal 2020 balance represents tax-related items incurred in connection with goodwill write-downs.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2021

November 18, 2021
NET DEBT RECONCILIATION (Unaudited)
(In thousands)

	September 30, 2021	September 30, 2020

Long-term debt, current maturities	$4,624	$26,824
Long-term debt	759,086	807,710
Total long-term debt	763,710	834,534

Less: Cash and cash equivalents	(49,176)	(41,334)

Net Debt	$714,534	$793,200

Adjusted EBITDA	$227,750	$203,080

Net Debt Leverage Ratio	3.1	3.9

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